Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EP Energy Corporation 2014 Omnibus Incentive Plan (as amended and restated) of our reports dated February 19, 2016 with respect to the consolidated financial statements of EP Energy Corporation and the effectiveness of internal control over financial reporting of EP Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
August 4, 2016